Exhibit 5.1

Jolie Kahn, Esq.

430 Park Avenue, 19th floor

New York, NY 10022

August 31, 2026

FingerMotion, Inc.

111 Somerset Road, Level 3

Singapore 238164

Re: FingerMotion, Inc. Prospectus Supplement to Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement filed with the SEC on August 31, 2026, on Form 424B5 with respect to the Registration Statement on Form S-3 (File No. 333-274456), which was declared effective by the SEC on September 29, 2023 (the “Registration Statement”) all under the Securities Act of 1933, as amended (the “Securities Act”), upon which the Company registered in a registered direct offering by the Company of 3,958,055 shares of its common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $0.24 per share of Common Stock and Pre-funded Warrants to purchase 12,708,611 shares of its Common Stock (the Common Stock and the Pre-funded Warrants being collectively referred to as the “Offered Securities”) (the “Offering”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of Delaware (the “Certificate of Incorporation”);

(iii)	the By-laws of the Company (the “By-laws”); and

(iv)	a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”) with respect thereto.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, will have been duly organized and be validly existing in good standing, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). The Offered Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. With respect to any shares of any Common Stock offered by the Company and shares of Common Stock issuable and issued upon exercise of the Pre-Funded Warrants, such Common Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

2. With respect to the Pre-Funded Warrants, such Pre-Funded Warrants are duly authorized and validly issued and are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (c) public policy considerations which may limit the rights of parties to obtain remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Jolie Kahn